EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-151116, No.33-61373, No. 33-51916, No. 33-51896, No. 33-51898, No. 33-41415, No. 33-41413, No. 33-29600, No. 333-56831, No. 333-06119, No. 333-34988, No. 333-51478, and No. 333-115836 on Form S-8 of our report dated March 29, 2011, relating to the consolidated financial statements of Ross Stores, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended January 29, 2011.

/s/DELOITTE & TOUCHE LLP

San Francisco, California
March 29, 2011